IntelGenx Upgrades to OTCQX®, the Highest Tier of the OTC Market, on June 14, 2012

Saint Laurent, Quebec, June 14, 2012 - IntelGenx Technologies Corp. (TSXV: IGX) (OTCQX: IGXT) ("IntelGenx") today announced that its common stock will begin trading on the prestigious OTCQX® U.S. trading platform with effect from June 14, 2012. TheOTCQX® is the highest tier of the OTC market and is exclusively for companies that meet the highest financial standards and undergo a qualitative review. IntelGenx’ trading symbol, IGXT, will remain the same. In addition, the Company's common shares will continue to trade on the TSX Venture Exchange under the symbol IGX.

“I am extremely pleased with our upgrade to the OTCQX®” stated Dr. Horst Zerbe, President and CEO of IntelGenx. “Trading on the OTCQX® marketplace is an important step for IntelGenx’ continued growth and will provide increased visibility and access to U.S. investors’.

About OTCQX®:

The OTCQX marketplace is the premier tier of the U.S. over-the-counter market. Investor-focused companies use the quality-controlled OTCQX marketplace to offer investors transparent trading, superior information and easy access through their regulated U.S. broker-dealers.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of severe depression, hypertension, erectile dysfunction, benign prostatic hyperplasia, migraine, insomnia, bipolar disorder, idiopathic pulmonary fibrosis, allergies and pain management. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement.

Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTC Markets Group, Inc. has neither approved nor disapproved the contents of this press release.

CONTACT:

Dr. Horst G. Zerbe,
President and CEO
IntelGenx Technologies Corp.
T: +1 514-331-7440 (ext. 201)
F: +1 514-331-0436
horst@intelgenx.com
www.intelgenx.com